               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS BY SEGMENT

  Set forth below is a discussion of the Company's operations by segment. The Company's principal business segments are Residential Housing, including the Corporate segment, and Manufacturing.

RESIDENTIAL HOUSING AND CORPORATE SEGMENT

SELECTED FINANCIAL INFORMATION

                              THREE MONTHS
                            ENDED MARCH 31,     YEAR ENDED DECEMBER 31,
                            -----------------  -------------------------------
                              1997     1996      1996      1995         1994
                            --------  -------  --------  --------     --------
                                      (DOLLARS IN THOUSANDS)
Revenues................... $111,303  $61,584  $399,863  $346,263     $374,783
Cost of sales..............   95,645   54,391   348,066   307,794      331,558
Noncash charge for
 impairment of long-lived
 assets....................      --       --        --     46,491          --
                            --------  -------  --------  --------     --------
  Gross margin.............   15,658    7,193    51,797    (8,022)      43,225
                            --------  -------  --------  --------     --------
  Gross margin percentage..     14.1%    11.7%     13.0%     11.1%(1)     11.5%
                            --------  -------  --------  --------     --------
Selling, general and
 administrative expenses...    9,775    6,693    37,351    34,873       36,855
Income from unconsolidated
 joint ventures............      530    1,713     4,708     6,953        4,234
Interest expense...........    1,473    1,656     7,142     1,860           --
Other income...............      206      158       936       555          596
                            --------  -------  --------  --------     --------
    Pretax income (loss)... $  5,146  $   715  $ 12,948  $(37,247)    $ 11,200
                            ========  =======  ========  ========     ========

--------
(1) The 1995 homebuilding gross margin percentage excludes the $46.5 million non-cash charge for the adoption of FAS 121.

  The Residential Housing and Corporate segment information shown above is after the elimination of intercompany transactions.

OPERATING DATA

                                     THREE MONTHS
                                    ENDED MARCH 31,   YEAR ENDED DECEMBER 31,
                                   ----------------- --------------------------
                                     1997     1996     1996     1995     1994
                                   -------- -------- -------- -------- --------
                                              (DOLLARS IN THOUSANDS)
New homes delivered:
  California......................      297      158    1,131      942      949
  Texas...........................       80       72      338      299      311
  Joint ventures (California).....       16       59      154      195      108
                                   -------- -------- -------- -------- --------
  Total...........................      393      289    1,623    1,436    1,368
                                   ======== ======== ======== ======== ========
Average selling price:
  California deliveries (excluding
   joint ventures)................ $322,993 $297,043 $292,007 $308,383 $333,797
  Texas deliveries................ $185,108 $181,783 $185,622 $180,058 $184,194
  Combined (excluding joint ven-
   tures)......................... $293,734 $260,962 $267,529 $277,465 $296,871
  Combined (including joint ven-
   tures)......................... $291,921 $248,072 $261,681 $271,936 $295,772
Net new orders....................      661      536    1,798    1,480    1,341
Backlog at period end.............      753      571      485      312      272

SELECTED BALANCE SHEET INFORMATION

                                                          AT DECEMBER 31,
                                        AT MARCH 31, --------------------------
                                            1997       1996     1995     1994
                                        ------------ -------- -------- --------
                                                (DOLLARS IN THOUSANDS)
Identifiable assets, total.............   $399,723   $391,580 $384,373 $470,789
  Real estate inventories..............    377,648    372,645  367,676  456,655
  Other................................     22,075     18,935   16,697   14,134

 Three Months Ended March 31, 1997 Compared to Three Months Ended March 31,
1996

  During the quarter ended March 31, 1997, the Company delivered 393 new homes (including 16 homes delivered by the Company's unconsolidated joint ventures) at an average selling price of $291,921 compared to 289 new homes (including 59 homes delivered by the Company's unconsolidated joint venture) at an average selling price of $248,072 for the 1996 first quarter.

  Homebuilding revenues for the quarter ended March 31, 1997 increased by approximately 80.7 percent from the comparable prior year period, while cost of sales attributed to residential housing increased by approximately 75.8 percent over the same period. The jump in homebuilding revenues of approximately $49.7 million over the 1996 first quarter resulted primarily from an increase of $38.4 million due to a 64 percent increase in unit deliveries and an increase of $12.3 million due to a 12.6 percent rise in the average selling price of homes delivered, which was partially offset by a $1 million reduction in revenues from improved lot sales. The Company's Northern California and Ventura County operations continue to experience strong growth in unit deliveries increasing 155 and 127 percent, respectively, over the year earlier period. The increase in the average selling price resulted from a greater distribution of homes delivered in the $400,000 to $800,000 price range in California. The Company expects its average selling price in the next few quarters to remain near the $300,000 level.

  Residential housing cost of sales for the quarter ended March 31, 1997 increased by approximately $41.3 million over the 1996 first quarter primarily as a result of an increase of $33.9 million due to a greater number of homes delivered and an increase of $8.3 million attributable to a higher average cost of new homes delivered, which was partially offset by a decrease of $900,000 related to a reduction in the cost of improved lots sold.

  The homebuilding gross margin percentage increased from 11.7 percent in the first quarter of 1996 to 14.1 percent in the first quarter of 1997. The improved operating results reflect the strengthening housing market, particularly in the Northern California and Orange and Ventura County markets and a greater percentage of deliveries from newer projects which generally carry higher margins.

  Selling, general and administrative expenses for the homebuilding and corporate segment decreased as a percentage of revenues from 10.9 percent in the first quarter of 1996 to 8.8 percent for the quarter ended March 31, 1997. This decrease is attributable to the fixed level of certain general and administrative expenses, as well as a reduction in selling costs as a percent of revenues due to the improving housing market in California.

  Income from the unconsolidated joint ventures decreased from $1.7 million in the first quarter of 1996 to $530,000 in the first quarter of 1997 primarily as a result of the reduction in joint venture deliveries between periods.

  The following selected operating information has been adjusted on a pro forma basis to include the operating results of the Company's unconsolidated joint ventures (dollars in thousands):

                                   THREE MONTHS ENDED      THREE MONTHS ENDED
                                     MARCH 31, 1997          MARCH 31, 1996
                                 ----------------------- -----------------------
                                 AS REPORTED AS ADJUSTED AS REPORTED AS ADJUSTED
                                 ----------- ----------- ----------- -----------
Revenues........................  $111,303    $115,290     $61,584     $73,259
Cost of sales...................    95,645      98,804      54,391      63,841
                                  --------    --------     -------     -------
  Gross margin..................  $ 15,658    $ 16,486     $ 7,193     $ 9,418
                                  ========    ========     =======     =======
Gross margin percentage.........      14.1%       14.3%       11.7%       12.9%

  Interest incurred for the quarter ended March 31, 1997 was $4.0 million of which $2.5 million was capitalized to real estate inventories and $1.5 million was expensed compared to $4.8 million incurred for the quarter ended March 31, 1996 of which $3.2 million was capitalized and $1.6 million expensed.

  The Company generated a record first quarter net new order total of 661 homes, up 23 percent over the year earlier period. The increase can be attributed primarily to the Northern California division which generated 238 net new orders for the quarter, a 92 percent increase from the previous year period, and the Ventura County division which generated 129 net new orders, up 108 percent from the 1996 first quarter. Coupled with a strong backlog at year end, the increase in orders resulted in a backlog of 753 homes at March 31, 1997, the highest first quarter level since 1988.

  As a result of higher than expected orders in the fourth quarter of 1996 and first quarter of 1997 which had the effect of reducing the Company's inventory of homes available for sale, the Company expects that net new orders for the second quarter of 1997 will be less than net new orders for the comparable quarter in 1996.

 Fiscal Year 1996 Compared to Fiscal Year 1995

  During the year ended December 31, 1996, the Company delivered 1,623 new homes (including 154 homes delivered by the Company's unconsolidated joint ventures) at an average selling price of $261,681 compared to 1,436 new homes (including 195 homes delivered by the Company's unconsolidated joint venture) at an average selling price of $271,936 during 1995.

  Excluding the Company's unconsolidated joint ventures, residential housing revenues increased by 15.5 percent from the prior year, while cost of sales (before the impairment charge in 1995) increased by 13.1 percent. The increase in residential housing revenues from the prior year of approximately $53.6 million resulted primarily from an increase of $63.3 million attributable to 228 more homes delivered and a $4.9 million increase in revenues attributable to land sales, which were partially offset by a decrease of $14.6 million due to a 3.6 percent lower average selling price of new homes delivered. The increase in unit deliveries was primarily attributable to a 46 percent increase in deliveries from the Northern California division to 366 homes, a 19 percent increase in deliveries from the Ventura division to 184 homes and a 13 percent increase in Texas deliveries to 338 homes. The increase in deliveries can be attributed to, among other things, improved market conditions in the geographic markets the Company serves, particularly in California, as well as lower mortgage interest rates during most of 1996 as compared to fiscal 1995.

  The average selling price of the Company's homes is impacted by product mix, geographic mix and changing prices on homes sold. The decrease in the average selling price from 1995 to 1996 was due primarily to a reduction in deliveries of higher priced homes from the Company's Orange County division.

  The $40.3 million increase in residential housing cost of sales (before the impairment charge in 1995) included $56.2 million attributable to an increased number of new home deliveries and a

$5.8 million increase in cost of sales attributable to undeveloped lots sold, which were partially offset by a decrease of $21.7 million due to a decrease in the average cost of new homes delivered. The decrease in the average cost of new homes delivered was primarily due to the changing product mix discussed above.

  Excluding the Company's unconsolidated joint ventures, the gross margin percentage for 1996 was 13.0 percent compared to 11.1 percent (before the impairment charge) in 1995. The increase in the gross margin percentage was primarily due to improved market conditions in the California markets, higher absorption rates, as well as proportionately more deliveries from newer projects in 1996 as compared to 1995. The newer projects generally carry higher margins than older projects, which include land acquired in prior years at higher prices.

  Selling, general and administrative expenses for the residential housing and corporate segment decreased as a percentage of revenues from 10.1 percent in 1995 to 9.3 percent in 1996. This decline can be attributed to increased revenues of 15.5 percent from the prior year period.

  Income from the unconsolidated joint ventures decreased from approximately $7.0 million in 1995 to $4.7 million in 1996 as a result of fewer unit deliveries as well as more deliveries of lower priced product from one of the joint ventures. This joint venture delivered 151 new homes in 1996 compared to 195 new homes in 1995 and will deliver the remaining 15 homes during 1997. The Company delivered three homes from a new joint venture during the fourth quarter. This new joint venture could deliver up to several hundred homes over the next five to seven years.

  The following selected operating information has been adjusted on a pro forma basis to include the operating results of the Company's unconsolidated joint ventures (dollars in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1996         1995
                                                       -----------  -----------
Revenues.............................................. $   432,031  $   392,429
Cost of sales.........................................     374,306      344,853
                                                       -----------  -----------
  Gross margin........................................ $    57,725  $    47,576
                                                       -----------  -----------
Gross margin percentage...............................        13.4%        12.1%
                                                       ===========  ===========

  Interest incurred for 1996 was $16.7 million of which $9.5 million was capitalized to real estate inventories and $7.1 million was expensed compared to $19.2 million incurred in 1995 of which $17.3 million was capitalized and $1.9 million expensed.

  Net new home orders for the year totaled 1,798, a 21 percent increase from 1995 and the second highest level in Company history. During the year, the Company's Orange County division recorded 686 net new orders (including the joint ventures), up 10 percent from 1995, and the Northern California division generated 474 net new home orders, a 67 percent increase over the 1995 total. Net new home orders for the 1996 fourth quarter totaled a record 343 homes, an 11 percent increase from the 1995 fourth quarter. The improving order trend resulted in a backlog of presold homes of 485 at December 31, 1996, a 55 percent increase over the prior year and the highest fourth quarter backlog since 1989. These positive trends can be attributed, in part, to a favorable mortgage interest rate environment during 1996, an improving economy in many parts of California in which the Company operates and the opening of 13 new projects in California.

 Fiscal Year 1995 Compared to Fiscal Year 1994

  During the year ended December 31, 1995, the Company delivered 1,436 new homes (including 195 homes delivered by the Company's unconsolidated joint venture) at an average selling price of

$271,936 compared to 1,368 new homes (including 108 homes delivered by the Company's unconsolidated joint venture) at an average selling price of $295,772 during 1994.

  Excluding the Company's unconsolidated joint venture, residential housing revenues for 1995 decreased by 7.6 percent from 1994, while cost of sales for 1995 (before the impairment charge) decreased by 7.2 percent. The decrease in residential housing revenues from the prior year of approximately $28.5 million resulted primarily from a decrease of $5.6 million attributable to 19 fewer homes delivered and a decrease of $24.1 million due to a 6.5 percent lower average selling price of new homes delivered. The slight decline in unit deliveries was a result of reduced deliveries by all of the Company's homebuilding divisions except for the San Diego and Houston divisions. The decrease in deliveries was attributed to, among other things, extremely competitive market conditions in the geographic markets the Company serves as well as rising interest rates during most of 1995 which resulted in higher mortgage rates for the Company's products. The decrease in the average selling price from 1994 to 1995 was primarily due to increased deliveries of homes in the $150,000 to $300,000 price range. During 1994, proportionately more homes were delivered which sold in excess of $600,000.

  The $23.8 million decrease in residential housing cost of sales (before the impairment charge) in 1995 included $5.0 million attributable to a reduced number of new home deliveries and $19.9 million from a decrease in the average cost of new homes delivered. The decrease in the average cost of new homes delivered was primarily due to the changing product mix discussed above whereby more homes were sold in the general price range of $150,000 to $300,000 during 1995.

  During the fourth quarter of 1995, the Company adopted FAS 121. The new rule changed the method of valuing long-lived assets, including the Company's real estate holdings. The fourth quarter charge, which approximated $46.5 million, affected various assets held by the Company's residential homebuilding divisions, however, a substantial portion of the charge related to certain assets held in the San Diego area.

  Excluding the Company's unconsolidated joint venture, the gross margin percentage for 1995 was 11.1 percent (before the impairment charge) compared to 11.5 percent in 1994. The decline in the gross margin percentage was primarily due to increased competition in many of the Company's homebuilding markets resulting in increased use of sales and marketing incentives and price concessions. Additionally, the Company expensed through cost of sales certain costs due to lower sales absorption rates that would have otherwise been capitalized into real estate inventories.

  Selling, general and administrative expenses for the residential housing and corporate segment increased as a percentage of revenues from 9.8 percent in 1994 to 10.1 percent in 1995. This increase can primarily be attributed to a decrease in revenues by 7.6 from 1994.

  Income from the unconsolidated joint venture increased from $4.2 million in 1994 to $7.0 million in 1995 as a result of increased deliveries. The joint venture delivered 195 new homes in 1995 compared to 108 new homes in 1994. The joint venture delivered its first home in June 1994.

           CARRYING COSTS, REAL ESTATE INVENTORIES AND COST OF SALES

                                                    AT DECEMBER 31,
                                            ---------------------------------
                                              1996        1995        1994
                                            ---------  ----------  ----------
                                                 (DOLLARS IN MILLIONS)
Carrying costs in inventory and the per-
 centage of total real estate inventory:
  Interest................................. $25.1 6.7% $32.5  8.8% $54.4 11.9%
  Taxes....................................   8.0 2.1    8.8  2.4   15.2  3.3
                                            ----- ---  ----- ----  ----- ----
                                            $33.1 8.8% $41.3 11.2% $69.6 15.2%
                                            ----- ---  ----- ----  ----- ----
Total real estate inventories..............   $373        $368        $457
Cost of sales for the year then ended (be-
 fore FAS 121 adjustment)..................    348         308         332
Ratio of cost of sales to ending inventory
 (Inventory turn ratio)....................    .93         .84         .73

  The increase in the inventory turn ratio is due to a 13 percent increase in cost of sales while real estate inventories only increased slightly more than one percent. This positive trend is primarily due to an 18 percent increase in unit deliveries resulting from improved market conditions in California. The increase in unit deliveries is principally a result of higher sales absorption rates at many of the Company's California locations. Additionally, the Company continues to deliver homes from certain of its older projects which have been in the Company's inventory balances for several years and which generally have higher land and interest costs than more recent acquisitions. This in turn creates a more favorable mix of newer projects to the total inventory balance. The newer projects generally develop and deliver more quickly than the older projects.

  Capitalized interest in real estate inventory at December 31, 1996 decreased approximately $7.4 million from December 31, 1995, a decrease of approximately 23 percent. This decrease can be attributed to (1) the sale of homes from older projects which generally include higher carry costs than new projects and (2) improving market conditions which have resulted in shorter holding periods and a higher inventory turnover rate.

       UTILIZATION OF DEBT AND EQUITY IN FUNDING REAL ESTATE INVENTORIES

  Sources of financing for the Company's real estate inventories were as follows for the periods ended:

                                                                DECEMBER 31,
                                                     MARCH 31, ----------------
                                                       1997    1996  1995  1994
                                                     --------- ----  ----  ----
Purchase money deeds of trust.......................      1%     1%    4%    4%
Unsecured debt......................................     43     42    40    41
Equity..............................................     56     57    56    55
                                                       ----    ---   ---   ---
                                                       100%    100%  100%  100%
                                                       ====    ===   ===   ===

  The "Corporate Office" provides management services to the operating entities. The Corporate Office generally provides the source of funds to all segments, with the exception of Savings. Funds are provided primarily through bank lines of credit or notes and debentures. Interest incurred in financing real estate inventories is passed through to the operating divisions and expensed or capitalized as a cost of real estate inventories, as appropriate, in accordance with Statement of Financial Accounting Standards ("FAS") No. 34.

MANUFACTURING SEGMENT

                        SELECTED FINANCIAL INFORMATION

                                    THREE MONTHS
                                   ENDED MARCH 31,   YEAR ENDED DECEMBER 31,
                                   ----------------  -------------------------
                                    1997     1996     1996     1995     1994
                                   -------  -------  -------  -------  -------
                                           (DOLLARS IN THOUSANDS)
Net product sales................. $ 5,352  $ 3,997  $19,311  $15,177  $17,225
Cost of sales.....................   3,372    2,601   12,011    9,856   10,896
                                   -------  -------  -------  -------  -------
  Gross margin....................   1,980    1,396    7,300    5,321    6,329
                                   -------  -------  -------  -------  -------
  Gross margin percentage.........    37.0%    34.9%    37.8%    35.1%    36.7%
                                   -------  -------  -------  -------  -------
Selling, general and administra-
 tive expenses....................   1,626    1,208    5,304    5,527    5,481
Other income (1)..................     178      115      365      406      391
                                   -------  -------  -------  -------  -------
Pretax income..................... $   532  $   303  $ 2,361  $   200  $ 1,239
                                   =======  =======  =======  =======  =======
Identifiable assets............... $13,200  $10,247  $12,508  $ 9,485  $ 9,892
                                   =======  =======  =======  =======  =======

--------
(1) Includes intersegment income of $77,000 and $65,000 for the three months ended March 31, 1997 and 1996, respectively, and $274,000, $241,000 and $270,000 for the years ended December 31, 1996, 1995 and 1994, respectively. These intersegment transactions are eliminated in consolidation with no effect on consolidated earnings.

 Three Months Ended March 31, 1997 Compared to Three Months Ended March 31,
1996

  Sales for the quarter ended March 31, 1997 increased 33.9 percent to $5.4 million from $4.0 million in the prior year first quarter. The increase in sales can be attributed to a stronger office furniture market and the favorable reception of new products that were introduced during 1996. The higher gross margin percentage is a result of higher sales volumes and changing product mix.

 Fiscal Year 1996 Compared to Fiscal 1995

  Net product sales for 1996 increased 27 percent to $19.3 million from $15.2 million in 1995. The increase in sales can be attributed to improvements in the national economy and the resultant impact on the office furniture industry and the introduction of new products during 1996 which have been positively accepted in the market. The gross margin percentage increased in 1996 due to product mix as well as favorable economies of scale and absorption of factory overhead as a result of increased sales volume.

  Although net sales volume increased during 1996, selling, general and administrative expenses for 1996 decreased compared to 1995 amounts and as a percent of sales from 36.4 percent in 1995 to 27.5 percent in 1996. This reduction is primarily attributable to management's implementation of aggressive cost cutting measures.

Fiscal Year 1995 Compared to Fiscal 1994

  Net product sales for 1995 decreased almost 12 percent to $15.2 million from $17.2 million in 1994. Sales in 1994 included a greater amount of foreign orders, particularly from Mexico. The gross margin percentage was below 1994 levels due to product mix and lower sales volumes.

  Selling, general and administrative expenses for 1995 were up slightly over the 1994 amounts and increased as a percent of sales from 31.8 percent in 1994 to 36.4 percent in 1995 primarily as a result of additional selling and marketing costs incurred in connection with the introduction of new products during 1995 plus the somewhat fixed nature of the general and administrative expenses overall.

DISCONTINUED OPERATIONS

  The Company's Board of Directors adopted a plan of disposition for the Company's savings and loan subsidiary in May 1997. Pursuant to the plan, the Company has entered into a definitive agreement to sell substantially all of Savings' mortgage loan portfolio and has entered into a non-binding letter of intent to sell the remainder of Savings' business, including Savings' charter. The letter of intent is subject to the completion of due diligence on behalf of the purchaser, completion of a definitive sale agreement and approval of the transaction by the OTS. The proceeds from the sale of the mortgages will be used first to pay off the outstanding balance of Federal Home Loan Bank advances with the remaining amount to be temporarily invested until the savings deposits are sold along with Savings' remaining assets. Savings has been accounted for as a discontinued operation and the results of its operations have been segregated in the accompanying consolidated statements of operations. Management currently estimates that both the disposition of Savings under the plan and the operating results of Savings for the period through the disposition will not result in a significant gain or loss to the Company.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal use of cash has been for operating expenses, land acquisitions and construction expenditures, principal and interest payments on debt and dividends to shareholders. Cash requirements were provided from internally generated funds and outside borrowings, including bank revolving credit facilities and term loans. Management believes that these sources of cash are sufficient to finance its current working capital requirements and other needs.

  In December 1996, the Company completed a syndication of its Revolving Credit Facility whereby the total unsecured commitment was increased to $200 million and additional lenders were added to the facility. In connection with the syndication the Company combined its separate bank credit facilities into a single larger facility which created additional borrowing capacity of approximately $50 million. The facility has a current maturity date of July 31, 1999. This agreement contains covenants, including certain financial covenants. This agreement also contains provisions which may, in certain circumstances, limit the amount the Company may borrow under the credit facility. At March 31, 1997, the Company had borrowings of $82.8 million outstanding under this facility and had approximately $115.1 million of additional borrowing capacity available under the provisions of the agreement. In conjunction with the syndication, the Company repaid in full the principal balances on two separate term loans during the fourth quarter of 1996. The Company is currently in discussions with the agent bank for its Revolving Credit Facility concerning the amendment of the facility to increase the committment and incorporate more favorable terms. There can be no assurance that the parties will enter into such an amendment to the Revolving Credit Facility.

  The Company made its first $20 million sinking fund payment on the 10 1/2% Senior Notes on March 1, 1997, leaving $80 million of the 10 1/2% Senior Notes outstanding. The next sinking fund payment is due March 1, 1998.

  To finance land purchases, the Company may utilize, among its other sources, purchase money mortgage financing of which approximately $4.0 million was outstanding for this purpose at December 31, 1996, a decrease of $10.1 million from December 31, 1995. At March 31, 1997, purchase money mortgage obligations totaled $2.5 million.

  Additionally, the Company has utilized joint ventures over the past few years whereby these joint ventures have obtained secured construction financing. This type of structure minimizes the use of funds from the Company's Revolving Credit Facility. The Company plans to continue using this type of arrangement to finance the development of properties as opportunities arise.

  The Company paid approximately $886,000 and $3.6 million in dividends to its stockholders for the three months ended March 31, 1997 and the year ended December 31, 1996, respectively. Payments of dividends on the Company's common stock is within the discretion of the Company's Board of Directors and is dependent upon various factors, including the earnings, cash flow, capital requirements and operating and financial condition of the Company. Certain of the Company's senior credit and debt agreements impose restrictions on the amount of dividends the Company may pay. On April 29, 1997, the Board of Directors declared a quarterly dividend of $.03 per share of common stock. The cash dividend was paid on May 28, 1997 to shareholders of record on May 14, 1997.

  Pursuant to the previously announced common stock repurchase program, the Company repurchased 259,800 shares of its common stock for approximately $1.9 million during the first quarter of 1997. As of March 31, 1997, the Company had repurchased an aggregate of 1,260,750 shares of its common stock for approximately $8.1 million, leaving a balance of approximately $11.9 million available to be repurchased. During 1996, the Company repurchased 430,300 shares of its common stock for approximately $2.3 million.

  In January 1992, the Company filed a shelf registration statement with the Securities and Exchange Commission which was declared effective in March 1992. In March 1993 the Company issued $100 million of 10 1/2% Senior Notes due in 2000 pursuant to the shelf registration statement. The sale of the Notes in this Offering will be made pursuant to the shelf registration statement and will result in the sale of the remainder of the securities registered thereunder.

  The Company has no material commitments or off balance sheet financing arrangements that would tend to affect future liquidity.

                             DESCRIPTION OF NOTES

  The Notes offered hereby are to be issued under an Indenture, dated as of April 1, 1992 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee"), filed as an exhibit to the Company's Current Report on Form 8-K, dated February 24, 1993. The following summary of the material provisions of the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions are incorporated by reference as part of such summary, which is qualified in its entirety by such reference. The information herein concerning the Notes should be read in conjunction with the statements under "Description of the Debt Securities" in the accompanying Prospectus, to which reference is hereby made. Certain terms used herein are defined under "Certain Definitions" below.

GENERAL

  The Notes will mature on     , 2007, are senior unsecured obligations of the
Company and will rank pari passu with the Company's other existing and future senior unsecured indebtedness. The Notes will be limited to $100,000,000 in aggregate principal amount. The Notes are effectively subordinated to all existing and future indebtedness of the Company's subsidiaries. See "Description of the Debt Securities--General" in the accompanying Prospectus. Each Note will bear interest at the rate per annum shown on the cover page of this Prospectus Supplement from the date of original issuance. Interest on the
Notes will be payable on each      and      (each an "Interest Payment Date"),
commencing     , 199 , to holders of record at the close of business on the
     and      immediately preceding such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

  Principal and interest will be payable, and the Notes will be exchangeable and transferable, at the office of the Trustee maintained for that purpose in New York, New York, or at such other place or places as may be designated pursuant to the Indenture, provided that the Company, at its option, may pay interest, other than interest due at maturity or upon redemption, by check mailed to the address of the person entitled thereto as shown on the Registrar's books. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration, transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

  The Notes are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation.

OPTIONAL REDEMPTION

  Except as set forth in the following paragraph, the Notes will not be
redeemable at the option of the Company prior to     , 2002. Thereafter, the
Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period
commencing on      of the years set forth below:

                                                                      REDEMPTION
   YEAR                                                                 PRICE
   ----                                                               ----------
      2002...........................................................
      2003...........................................................
      2004...........................................................
      2005 and thereafter............................................

  If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase all or a portion of such Holder's Notes at a purchase price in cash equal to 101 percent of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the provisions of the next paragraph.

  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101 percent of the principal amount outstanding at the repurchase date plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (ii) the circumstances and relevant facts and relevant financial information regarding such Change in Control; (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes repurchased.

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  Future Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control. The Company's failure to purchase the Notes in connection with a Change in Control would result in a default under the Indenture which could, in turn, constitute a default under other Indebtedness.

BOOK-ENTRY SYSTEM

  The Notes will initially be issued in the form of one or more securities in global form (the "Global Securities") held in book-entry form. Accordingly, The Depository Trust Company ("DTC") or its nominee will initially be the sole registered holder of the Notes for all purposes under the Indenture.

  Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Notes represented by such Global

Security purchased by such persons in the Offering. Such accounts shall be designated by the Underwriters with respect to Notes placed by the Underwriters for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  Payment of principal and interest on Notes represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company, or the Underwriters will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Notes or for maintaining, supervising, or reviewing any of DTC's records relating to such beneficial ownership interests.

  The Company has been advised by DTC that upon receipt of any payment of principal of, or interests on, any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

  A Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC. A Global Security is exchangeable for certificated Notes only if (i) DTC notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable, and exchangeable, and such transfers shall be registrable, or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Notes represented by such Global Security. Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Notes in authorized denominations and registered in such names as the Depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes, (i) certificated Notes will be issued only in fully registered form in denomination of $1,000 or integral multiples thereof,
(ii) payment of principal, any repurchase price, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Company maintained for such purposes, and (iii) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices, and for all other purposes under the Indenture and the Notes. Beneficial interests in Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Cede & Co. has been appointed as the nominee of DTC. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTAIN COVENANTS

  Maintenance of Consolidated Net Worth

  The Indenture provides that if the Consolidated Net Worth of the Company and its Restricted Subsidiaries at the end of any two consecutive fiscal quarters is less than $200 million, then the Company will offer to acquire (the "Offer") on the last day of the fiscal quarter next following such second fiscal quarter or, if such second fiscal quarter ends on the last day of the Company's fiscal year, 135 days after the end of such second fiscal quarter (the "Purchase Date"), 10 percent of the aggregate principal amount of the Notes originally issued (or, if less than 10 percent of the principal amount of the Notes originally issued are then outstanding, then all of the Notes outstanding at that time) at a purchase price equal to 100 percent of the aggregate principal amount thereof together with accrued and unpaid interest to the Purchase Date. In no event shall the failure to meet the minimum Consolidated Net Worth stated above at the end of any fiscal quarter be counted toward more than one Offer.

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described above by virtue thereof. If an Offer to acquire Notes is oversubscribed, the Company shall acquire Notes on a pro rata basis or by lot or in such other manner as the Trustee shall deem fair and appropriate.

  Limitation on Additional Indebtedness

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness unless, after giving effect thereto, either (i) the ratio of Indebtedness of the Company and the Restricted Subsidiaries (excluding, for purposes of this calculation only, (A) purchase money mortgages that are Non-Recourse Indebtedness, and (B) Indebtedness Incurred under letters of credit, escrow agreements and surety bonds obtained in the ordinary course of business), to Consolidated Tangible Net Worth of the Company is less than 2.25 to 1; or (ii) the Consolidated Coverage Ratio exceeds 2.0 to 1.

  Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may Incur: (i) Indebtedness under one or more Bank Credit Facilities in an amount not in excess of $275 million; (ii) purchase money mortgages that are Non-Recourse Indebtedness; (iii) obligations Incurred under letters of credit, escrow agreements and surety bonds in the ordinary course of business;
(iv) Indebtedness Incurred under a Warehouse Facility, provided that the amount of such Indebtedness (excluding funding drafts issued thereunder) outstanding at any time pursuant to this clause (iv) may not exceed 98 percent of the value of the Mortgages pledged to secure Indebtedness thereunder; and
(v) Indebtedness Incurred solely for the purpose of refinancing or repaying any existing Indebtedness so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the existing Indebtedness refinanced or repaid (plus the premiums or other payments required to be paid in connection with such refinancing or repayment and the expenses incurred in connection therewith), (B) the maturity of such new Indebtedness is not earlier than that of the existing Indebtedness to be refinanced or repaid, (C) such new Indebtedness, determined as of the date of Incurrence, has an Average Life at least equal to the remaining Average Life of the Indebtedness to be refinanced or repaid, (D) the new Indebtedness is pari passu with or subordinate to the Indebtedness being refinanced or repaid, and (E) the existing and new Indebtedness are obligations of the same entity.

  The Company and its Subsidiaries will retain the ability to incur significant additional borrowings irrespective of the limitations set forth above.

  Limitations on Liens

  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, issue, assume, guarantee or suffer to exist any Indebtedness secured by any mortgage, pledge, lien or other encumbrance of any nature (herein collectively referred to as a "lien" or "liens") upon any property of the Company or any Restricted Subsidiary, or on any shares of stock of any Restricted Subsidiary, without in any such case effectively providing that the Notes (together with, if the Company shall so determine, any other Indebtedness of the Company or such Restricted Subsidiary ranking pari passu with the Notes) shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to: (i) liens existing on March 31, 1997; (ii) pledges, guarantees and deposits under workers' compensation laws, unemployment insurance laws or similar legislation, good faith deposits under bids, tenders or contracts, deposits to secure public or statutory obligations or appeal or similar bonds, and liens created by special assessment districts used to finance infrastructure improvements; (iii) liens existing on property or assets of any entity on the date on which it becomes a Restricted Subsidiary, which secured Indebtedness is not Incurred in contemplation of such entity becoming a Restricted Subsidiary; (iv) liens on or leases of model home units; (v) liens on property, inventory and receivables of Panel Concepts to provide working capital (exclusive of cash and cash equivalents) for Panel Concepts in the ordinary course of business; (vi) Capitalized Lease Obligations entered into in the ordinary course of business in amounts not in excess of $10 million in the aggregate; (vii) the replacement of any of the items set forth in clauses
(i) through (vi) above, provided that (A) the principal amount of the Indebtedness secured by liens shall not be increased, (B) such Indebtedness, determined as of the date of Incurrence, has an Average Life at least equal to the remaining Average Life of the Indebtedness to be refinanced, (C) the maturity of such Indebtedness is not earlier than that of the Indebtedness to be refinanced, and (D) the liens shall be limited to the property or part thereof which secured the lien so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property; (viii) liens on property acquired, constructed or improved by the Company or any Restricted Subsidiary, which liens are either existing at the time of such acquisition or at the time of completion of construction or improvement or created within 120 days after such acquisition, completion or improvement, to secure Indebtedness Incurred or assumed to finance all or part of such property, including any increase in the principal amount of such Indebtedness and any extension of the repayment schedule and maturity of such Indebtedness Incurred or entered into in the ordinary course of business; (ix) liens or priorities incurred in the ordinary course of business, such as laborers', employees', carriers', mechanics', vendors' and landlords' liens or priorities; (x) liens for certain taxes and certain survey and title exceptions; (xi) liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is in good faith prosecuting an appeal or proceeding for review and with respect to which it has secured a stay of execution pending such appeal or proceeding for review; (xii) liens on property owned by any Homebuilding Joint Venture; (xiii) liens securing a Warehouse Facility, provided that such liens shall not extend to any assets other than the mortgages, promissory notes and other collateral that secures mortgage loans made by the Company or any of its Restricted Subsidiaries; and (xiv) liens which would otherwise be subject to the foregoing restrictions which, when the Indebtedness relating to those liens is added to all other then outstanding Indebtedness of the Company and the Restricted Subsidiaries secured by liens and not listed in clauses (i) through (xiii) above, does not exceed
$50 million.

  Limitation on Restricted Payments

  The Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or otherwise acquire or retire for value, any Capital Stock of the Company other than through the issuance solely of the Company's own Capital Stock (other than Disqualified Stock), or rights thereto; (ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value prior to scheduled principal payments or maturity, Indebtedness of the Company or any Restricted Subsidiary which is expressly subordinated in right of payment to the Notes (other than Indebtedness Incurred after the issuance of the Notes provided that such repayment, redemption, repurchase, defeasance or other retirement is made substantially concurrent with the receipt of proceeds from the Incurrence of Indebtedness that by its terms is both subordinated in right of payment to the Notes and matures, by sinking fund or otherwise, after
           , 2007); or (iii) make any Restricted Investment (such payments or any other actions described in (i), (ii) and (iii), being referred to herein collectively as, "Restricted Payments") unless (A) at the time of, and after giving effect to, the proposed Restricted Payment, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing, (B) the Company is able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "--Limitation on Additional Indebtedness" and (C) at the time of, and after giving effect thereto, the sum of the aggregate amount expended (or with respect to guaranties or similar arrangements the amount then guaranteed) for all such Restricted Payments (the amount expended for such purposes, if other than in cash, to be determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors filed with the Trustee) subsequent to June 30, 1997 shall not exceed the sum of (1) 50 percent of the aggregate Consolidated Net Income (or, in case such aggregate Consolidated

Net Income shall be a deficit, minus 100 percent of such deficit) of the Company accrued on a cumulative basis subsequent to June 30, 1997; (2) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors filed with the Trustee), received by the Company from the issuance or sale, after the date of issuance of the Notes, of Capital Stock (other than Disqualified Stock) of the Company, including Capital Stock (other than Disqualified Stock) of the Company issued subsequent to the date of issuance of the Notes upon the conversion of Indebtedness of the Company initially issued for cash; (3) 100 percent of dividends or distributions (the fair value of which, if other than cash, to be determined by the Board of Directors, in good faith) paid to the Company (or any Restricted Subsidiary) by an Unrestricted Subsidiary, Homebuilding Joint Venture or any other person in which the Company (or any Restricted Subsidiary), directly or indirectly, has an ownership interest but less than a 100 percent ownership interest to the extent that such dividends or distributions do not exceed the amount of loans, advances or capital contributions made to any such entity or person subsequent to the date of issuance of the Notes and included in the calculation or Restricted Payments; and (4) $40 million.

  The foregoing shall not prevent (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration the making of such payment would have complied with the provisions of this limitation on dividends; provided, however, that such dividend shall be included in future calculations of Restricted Payments; (ii) the retirement of any shares of the Company's Capital Stock by exchange for, or out of proceeds of the substantially concurrent sale of, other shares of its Capital Stock (other than Disqualified Stock); provided, however, that the aggregate net proceeds from such sale shall be excluded from the calculation of the amounts under clause (C)(2) of the immediately preceding paragraph; (iii) the redemption, repayment, repurchase, defeasance or other retirement of Indebtedness with proceeds received from the substantially concurrent sale of shares of the Company's Capital Stock (other than Disqualified Stock); provided, however, that the aggregate net proceeds from such sale shall be excluded from the calculation of the amounts under clause (C)(2) of the immediately preceding paragraph; or (iv) any investment or investments in Savings by the Company or any of its Restricted Subsidiaries for the purpose of causing Savings to comply with any regulatory agreements existing on the date of issuance of the Notes or with any applicable law, rule, regulation, official interpretation of law, rule or regulation or official directive which governs the capital maintenance, net worth or similar regulatory requirements applicable to Savings.

  Limitation on Asset Sales

  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make an Asset Disposition, other than for fair market value and in the ordinary course of business, with an aggregate net book value as of the end of the immediately preceding fiscal quarter greater than 10 percent of the Company's total consolidated assets as of that date unless (i) the consideration received by the Company (or a Restricted Subsidiary, as the case may be) for such disposition consists of at least 70 percent cash; provided, however, that for purposes of this provision (i), the amount of any liabilities assumed by the transferee and any notes or other obligations received by the Company or a Restricted Subsidiary which are immediately converted into cash shall be deemed to be cash; and (ii) the Company shall within one year after the date of such sale or sales, apply the net proceeds from such sale or sales in excess of an amount equal to 10 percent of the Company's total consolidated assets to (A) a purchase of or an Investment in Additional Assets (other than cash or cash equivalents), (B) repayment of indebtedness of the Company which is pari passu with the Notes, and/or (C) make an offer to acquire all or part of the Notes at a purchase price equal to the principal amount thereof plus accrued and unpaid interest thereon to the purchase date.

  Any such offer to acquire Notes will be mailed not less than 30 days nor more than 60 days prior to the proposed date of purchase to each Holder at its last registered address. The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described above by virtue thereof. If an offer hereunder is oversubscribed, the Company shall acquire Notes on a pro rata basis or by lot or in such other manner as the Trustee shall deem fair and appropriate.

  Transactions with Affiliates

  (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(i) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a person who is not such an Affiliate; and (ii) if such Affiliate Transaction (or series of related Affiliate Transactions) involve aggregate payments in an amount in excess of $10 million in any one year, (A) are set forth in writing, (B) comply with clause (i) above and (C) have been approved by a majority of the disinterested members of the Board of Directors.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments" above; (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business and approved by the Board of Directors or a committee thereof; (iii) the grant of stock options or similar rights to employees and directors of the Company in the ordinary course of business and pursuant to plans approved by the Board of Directors or a committee thereof; (iv) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries; (v) fees, compensation or employee benefit arrangements paid to and indemnity provided for the benefit of directors, officers or employees of the Company or any Subsidiary in the ordinary course of business; or (vi) any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

  Limitation on Payment Restrictions Affecting Restricted Subsidiaries

  The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (ii) to make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of issuance of the Notes; (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary which was entered into on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant (or effecting a Refinancing of such Refinancing Indebtedness pursuant to this clause (C)) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (D) any such encumbrance or restriction consisting of customary contractual non-assignment provisions to the extent such provisions restrict the transfer of rights, duties or obligations under such contract; (E) in the case of clause (iii) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (F) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (G) any restriction imposed by applicable law.

  Restricted and Unrestricted Subsidiaries

  The Company will not permit any Restricted Subsidiary to be designated as an Unrestricted Subsidiary unless the Company and its Restricted Subsidiaries would thereafter be permitted to (i) Incur at least $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "--Limitation on Additional Indebtedness" above and (ii) make a Restricted Payment of at least $1.00 pursuant to the first paragraph of the covenant described under "--Limitation on Restricted Payments" above.

  The Company will not permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless such Subsidiary has outstanding no Indebtedness except such Indebtedness as the Company could permit it to become liable for immediately after becoming a Restricted Subsidiary under the provisions of the covenant described under "--Limitation on Additional Indebtedness" above.

  The Company will not permit Standard Pacific of Texas, Inc. to be designated as an Unrestricted Subsidiary or permit the assets of the Company or any Subsidiary employed in homebuilding operations to be transferred to an Unrestricted Subsidiary, except in amounts permitted under the limitation on Restricted Payments.

SUCCESSOR CORPORATION

  The Indenture provides that the Company may not consolidate with, merge into or transfer all or substantially all of its assets to another person unless
(i) such person (if other than the Company) is a corporation organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all the obligations of the Company under the Indenture and the Notes; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) the Consolidated Net Worth of the obligor of the Notes immediately after such transaction (exclusive of any adjustments to Consolidated Net Worth relating to transaction costs and accounting adjustments resulting from such transaction) is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) the surviving corporation would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "--Certain Covenants-- Limitation on Additional Indebtedness" above.

ADDITIONAL EVENTS OF DEFAULT

  In addition to the Events of Default described under "Description of the Debt Securities--Events of Default" in the accompanying Prospectus, the following shall constitute Events of Default with respect to the Notes: (i) default under any mortgage, indenture (including the Indenture) or instrument under which is issued or which secures or evidences Indebtedness of the Company or any Restricted Subsidiary (other than Non-Recourse Indebtedness) which default constitutes a failure to pay principal of such Indebtedness in an amount of $20,000,000 or more when due and payable (other than as a result of acceleration) or results in Indebtedness (other than Non-Recourse Indebtedness) in the aggregate of $20,000,000 or more becoming or being declared due and payable before it would otherwise become due and payable; and (ii) entry of a final judgment for the payment of money against the Company or any Restricted Subsidiary in an amount of $5,000,000 or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal such judgment has expired or becomes subject to an enforcement proceeding.

REPORTS TO HOLDERS OF THE NOTES

  So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Securities and Exchange Commission (the "Commission"). The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish information under Section 13 or 15(d) of the Exchange Act to the Commission and the Trustee as if it were subject to such periodic reporting requirements.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; or (ii) the Capital Stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; provided, however, that any such Restricted Subsidiary is primarily engaged in a Related Business. For purposes of this definition, "Related Business" means any business related, ancillary or complimentary (as defined in good faith by the Board of Directors) to the business of the Company and the Restricted Subsidiaries on the date of issuance of the Notes.

  "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders); (ii) all or substantially all the assets of any division, business segment or comparable line of business of the Company or any Restricted Subsidiary; or (iii) any other assets of the Company or any Restricted Subsidiary having a fair market value (as determined in good faith by the Board of Directors) in excess of $250,000 disposed of in a single transaction or series of related transactions outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment (assuming the exercise by the obligor of such Indebtedness of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

  "Bank Credit Facility" means the Revolving Credit Facility and any bank credit agreement or credit facility entered into in the future by the Company or any Restricted Subsidiary, as any of the same may be amended, waived, modified, refinanced or replaced from time to time.

  "Capitalized Lease Obligations" means any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles.

  "Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Change of Control" means the occurrence of any of the following events:

  (i)any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50 percent of the total voting power of the Voting Stock of the Company;

  (ii)during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a majority vote of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

  (iii) the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company to another person, other than any such sale to one or more Restricted Subsidiaries, and in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100 percent of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation, or a parent corporation that owns all of the Capital Stock of such surviving corporation, that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be.

  "Consolidated Coverage Ratio" with respect to the Company as of any date of determination means the ratio of the Company's EBITDA to its Consolidated Interest Incurred for the four fiscal quarters ending immediately prior to the date of determination. Notwithstanding clause (ii) of the definition of Consolidated Net Income, if the Indebtedness which is being Incurred is Incurred in connecting with an acquisition by the Company or a Restricted Subsidiary, the Consolidated Coverage Ratio shall be determined after giving effect to both the Consolidated Interest Incurred related to the Incurrence of such Indebtedness and the EBITDA as if the acquisition had occurred at the beginning of the four fiscal quarter period (x) of the person becoming a Restricted Subsidiary or (y) in the case of an acquisition of assets that constitute substantially all of an operating unit or business, relating to the assets being acquired by the Company or a Restricted Subsidiary.

  "Consolidated Interest Expense" of the Company means, for any period, the aggregate amount of interest which, in accordance with generally accepted accounting principles as in effect on the date of the issuance of the Notes, would be included on an income statement for the Company and its Restricted Subsidiaries on a consolidated basis, whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures or otherwise (including, but not limited to, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense), excluding interest expense related to mortgage banking operations, plus the product of (i) cash dividends paid on any Preferred Stock of the Company, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of the Company, expressed as a decimal.

  "Consolidated Interest Incurred" of the Company means, for any period, (i) the aggregate amount of interest which, in accordance with generally accepted accounting principles as in effect on the date of the issuance of the Notes, would be included on an income statement for the Company and its Restricted Subsidiaries on a consolidated basis, whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures or otherwise (including, but not limited to, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of discount or premium, if any, and all other non-cash interest expense), excluding interest expense related to mortgage banking operations, plus or minus, without duplication; (ii) the difference between capitalized interest for such period and the interest component of cost of goods sold for such period; plus (iii) the product of (A) cash dividends paid on any Preferred Stock of the Company, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of the Company, expressed as a decimal.

  "Consolidated Net Income" for any period, means the aggregate of the Net Income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles as in effect on the date of the issuance of the Notes, provided that (i) the Net Income of any person in which the Company or any Restricted Subsidiary has, a joint interest with a third party (other than an Unrestricted Subsidiary) shall be included only to the extent of the lesser of
(A) the amount of dividends or distributions actually paid to the Company or a Restricted Subsidiary or (B) the Company's direct or indirect proportionate interest in the Net Income of such person, provided that, so long as the Company or a Restricted Subsidiary has an unqualified legal right to require the payment of a dividend or distribution, Net Income shall be determined solely pursuant to clause (B); (ii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and (iii) the Net Income of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions (the fair value of which, if other than in cash, to be determined by the Board of Directors, in good faith) by such Subsidiary to the Company or to any of its consolidated Restricted Subsidiaries; and (iv) the Net Income of any Unrestricted Subsidiary, any Homebuilding Joint Venture or any other person in which the Company or any Restricted Subsidiary has a joint interest with a third party that is not existing on March 31, 1997 shall be included only to the extent that the aggregate amount of dividends or distributions (the fair value of which, if other than cash, to be determined by the Board of Directors, in good faith) by such Subsidiary or Homebuilding Joint Venture to the Company or to any of its consolidated Restricted Subsidiaries exceeds the aggregate amount of unpaid loans or advances and unreturned capital contributions made by the Company or any Restricted Subsidiary in or to such Subsidiary or Homebuilding Joint Venture.

  "Consolidated Net Worth" of the Company means consolidated stockholders' equity less any increase in stockholders' equity of each of the Unrestricted Subsidiaries subsequent to June 30, 1997 attributable to the Company or any of its Restricted Subsidiaries, as determined in accordance with generally accepted accounting principles as in effect on the date of the issuance of the Notes.

  "Consolidated Tangible Net Worth" with respect to the Company means the consolidated stockholders' equity of the Company, as determined in accordance with generally accepted accounting principles as in effect on the date of the issuance of the Notes, less (i) that portion of any increase of each of the Unrestricted Subsidiaries' stockholders' equity subsequent to June 30, 1997 any of its Restricted Subsidiaries, as determined in accordance with generally accepted accounting principles as in effect on the date of the issuance of the Notes; and (ii) the Intangible Assets of the Company and the Restricted Subsidiaries. "Intangible Assets" means the amount (to the extent reflected in determining consolidated stockholders' equity) of (A) all write-ups (other than write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) in the book value of any asset owned by the Company or any Restricted Subsidiary, and (B) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles.

  "Disqualified Stock" means, with respect to any person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; (ii) is convertible or exchangeable, at the option of the holder thereof, for Indebtedness or Disqualified Stock; or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each
case on or prior to    , 2008. Notwithstanding the foregoing, "Disqualified
Stock" shall not include Capital Stock which is redeemable solely pursuant to a change in control provision that does not (A) cause such Capital Stock to become redeemable in circumstances which would not constitute a Change of Control and (B) require the Company to pay the redemption price therefor prior to the repurchase date specified under "--Change of Control" above.

  "EBITDA" of the Company for any period means the sum of Consolidated Net Income plus Consolidated Interest Expense plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:
(i) income tax expense, (ii) depreciation expense, (iii) amortization expense and (iv) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments in the future and for which an accrual or reserve is, or is required by generally accepted accounting principals as in effect on the date of issuance of the Notes to be, made), less all non-cash items increasing Consolidated Net Income, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

  "Hedging Obligations" of any person means the net obligations of such person pursuant to any Interest Rate Agreement or any foreign exchange contract, currency swap agreement or other similar agreement to which such person is a party or a beneficiary.

  "Homebuilding Joint Venture" means (i) any Unrestricted Subsidiary and (ii) any person in which the Company or any of its Subsidiaries has an ownership interest but less than a 100 percent ownership interest that, in each case, was formed for and is engaged in homebuilding operations.

  "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that in the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term "Incurrence" when used as a noun shall have a correlative meaning.

  "Indebtedness" means on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all Capitalized Lease Obligations of such person;
(iii) all obligations of such person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding accounts payable and accrued expenses arising in the ordinary course of business and which are not more than 90 days past due and not in dispute) which would appear as a liability on a balance sheet of a person prepared on a consolidated basis in accordance with generally accepted accounting principles, which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided that, in the case of obligations of an acquired person assumed in connection with an acquisition of such person, such obligations would constitute Indebtedness of such person); (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee; (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency, other than a contingency solely within the control of such person, giving rise to the obligation, of any contingent obligations as described above at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with generally accepted accounting principles.

  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

  "Investment" in any person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such person) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such person.

  "Mortgage" means a first priority mortgage or first priority deed of trust on improved real property.

  "Net Income" of any person means the net income (loss) of such person, determined in accordance with generally accepted accounting principles as in effect on the date of issuance of the Notes; excluding, however, from the determination of Net Income all gains (to the extent that they exceed all losses) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale leaseback transactions) of any real property or equipment of such person, which is not sold or otherwise disposed of in the ordinary course of business, or of any capital stock of such person or its subsidiaries owned by such person.

  "Non-Recourse Indebtedness" means Indebtedness or other obligations secured by a lien on property to the extent that the liability for such Indebtedness or other obligations is limited to the security of the property without liability on the part of the Company or any Subsidiary (other than the Subsidiary which holds title to such property) for any deficiency.

  "Person" means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof.

  "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "Refinance" means, in respect of Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinancing" shall have a correlative meaning.

  "Restricted Investment" means any loan, advance, capital contribution or transfer (including by way of guaranty or other similar arrangement) in or to any Unrestricted Subsidiary, Homebuilding Joint Venture or any person in which the Company, directly or indirectly, has an ownership interest but less than 100 percent ownership interest; provided, however, that loans, advances, capital contributions or transfers (including by way of guaranty or other similar arrangement) to a Homebuilding Joint Venture shall be counted as a Restricted Investment only to the extent that the aggregate at any one time outstanding of all such amounts expended (or with respect to guaranties or similar arrangements the amounts then guaranteed) exceed, subsequent to December 31, 1996, $20 million for any one Homebuilding Joint Venture or $60 million in the aggregate for all Homebuilding Joint Ventures. Restricted Investment shall include the fair market value of the net assets of any Restricted Subsidiary that at any time is designated an Unrestricted Subsidiary. Any property transferred to an Unrestricted Subsidiary, and the net assets of a Restricted Subsidiary that is designated an Unrestricted Subsidiary, shall be valued at fair market value at the time of such transfer, in each case as determined by the Board of Directors of the Company in good faith. The net assets of Panel Concepts shall not be counted as a Restricted Investment if (i) a sale of all or a portion of the Capital Stock of Panel Concepts causes Panel Concepts to become an Unrestricted Subsidiary; (ii) at the time of such sale, the net book value of the assets of Panel Concepts represent less than 10 percent of the consolidated assets of the Company and its Restricted Subsidiaries; and (iii) the net proceeds of any such sale and any subsequent sale of the Capital Stock of Panel Concepts to any person other than the Company or any Restricted Subsidiary are paid or distributed to the Company or any Restricted Subsidiary.

  "Restricted Subsidiary" means any Wholly Owned Subsidiary that has not been designated an Unrestricted Subsidiary.

  "Subsidiary" means a corporation, a majority of the capital stock with voting power to elect directors of which is directly or indirectly owned by the Company and its Subsidiaries, or any person in which the Company and its Subsidiaries has at least a majority ownership interest.

  "Unrestricted Subsidiary" means (i) any Subsidiary in which the Company, directly or indirectly, has less than a 100 percent ownership interest, (ii) any Wholly Owned Subsidiary which, in accordance with the provisions of the Indenture, has been designated in a resolution adopted by the Board of Directors of the Company as an Unrestricted Subsidiary, in each case unless and until such Subsidiary shall, in accordance with the provisions of the Indenture, be designated by a resolution of the Company as a Restricted Subsidiary; and (iii) any Wholly Owned Subsidiary a majority of the voting stock of which shall at the time be owned directly or indirectly by one or more Unrestricted Subsidiaries. At the date of issuance of the Notes, the Company will have designated Savings, Standard Pacific Financing Inc. and Standard Pacific Financing L.P. as Unrestricted Subsidiaries.

  "Voting Stock", with respect to any person, means securities of any class of Capital Stock of such person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such person.

  "Warehouse Facility" means a Bank Credit Facility to finance the making of Mortgage loans originated by the Company or any of its Subsidiaries.

  "Wholly Owned Subsidiary" means a Subsidiary, all of the capital stock (whether or not voting, but exclusive of directors' qualifying shares) of which is owned by the Company or a Wholly Owned Subsidiary.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following are the consolidated ratios of earnings to fixed charges for the Company's continuing operations for each of the following periods:

                                    THREE MONTHS
                                        ENDED
                                      MARCH 31,      YEAR ENDED DECEMBER 31,
                                    ------------- -----------------------------
                                     1997   1996  1996  1995  1994  1993  1992
                                    ------ ------ ----- ----- ----- ----- -----
Ratio of Earnings to Fixed Charges
 (1)...............................  3.12x  1.44x 2.96x 2.06x 2.10x 1.07x 1.03x

--------
(1) For purposes of calculating this ratio, fixed charges consist of interest cost (interest expense plus capitalized interest), one-third of estimated rent expenses as representative of the interest portion of rentals and amortization of debt expense, and earnings consist of net earnings before income taxes, fixed charges and nonrecurring non-cash charges of approximately $46.5 million, $3.1 million and $2.5 million in 1995, 1993 and 1992, respectively.

                         INDEX TO FINANCIAL STATEMENTS

                             STANDARD PACIFIC CORP.

                                                                           PAGE
                                                                           ----
Report of Independent Public Accountants.................................  F-2
Consolidated Statements of Operations for the three months ended March
 31, 1997 and 1996 (Unaudited) and for the years ended December 31, 1996,
 1995 and 1994...........................................................  F-3
Consolidated Balance Sheets at March 31, 1997 (Unaudited) and at December
 31, 1996 and 1995.......................................................  F-4
Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1996 and for the three months ended March 31, 1997 (Unaudited)........................................  F-5
Consolidated Statements of Cash Flows for the three months ended March
 31, 1997 and 1996 (Unaudited) and for the years ended December 31, 1996,
 1995 and 1994...........................................................  F-6
Notes to Consolidated Financial Statements for the three months ended
 March 31, 1997 and 1996 (Unaudited) and for the years ended December 31,
 1996, 1995 and 1994 ....................................................  F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Standard Pacific Corp.:

  We have audited the accompanying consolidated balance sheets of STANDARD PACIFIC CORP. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Standard Pacific Corp. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

  As explained in Note 2 of the financial statements, effective December 31, 1995, the Company changed its method of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of.

ARTHUR ANDERSEN LLP

Orange County, California
January 27, 1997 (except
with respect to the
matter discussed in
Note 12, as to which
the date is June 10, 1997)

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 THREE MONTHS
                               ENDED MARCH 31,     YEAR ENDED DECEMBER 31,
                               -----------------  ----------------------------
                                 1997     1996      1996      1995      1994
                               --------  -------  --------  --------  --------
                                 (UNAUDITED)
HOMEBUILDING AND CORPORATE:
  Revenues.................... $111,303  $61,584  $399,863  $346,263  $374,783
  Cost of sales...............   95,645   54,391   348,066   307,794   331,558
  Noncash charge for
   impairment of long-lived
   assets.....................      --       --        --     46,491       --
                               --------  -------  --------  --------  --------
      Gross margin............   15,658    7,193    51,797    (8,022)   43,225
                               --------  -------  --------  --------  --------
  Selling, general and admin-
   istrative expenses.........    9,775    6,693    37,351    34,873    36,855
  Income from unconsolidated
   joint ventures.............      530    1,713     4,708     6,953     4,234
  Interest expense............    1,473    1,656     7,142     1,860       --
  Other income................      206      158       936       555       596
                               --------  -------  --------  --------  --------
  Homebuilding and corporate
   pretax income (loss).......    5,146      715    12,948   (37,247)   11,200
                               --------  -------  --------  --------  --------
MANUFACTURING:
  Sales.......................    5,352    3,997    19,311    15,177    17,225
  Cost of sales...............    3,372    2,601    12,011     9,856    10,896
                               --------  -------  --------  --------  --------
      Gross margin............    1,980    1,396     7,300     5,321     6,329
                               --------  -------  --------  --------  --------
  Selling, general and admin-
   istrative expenses.........    1,626    1,208     5,304     5,527     5,481
  Other income................      101       50        91       164       121
                               --------  -------  --------  --------  --------
  Manufacturing pretax income
   (loss).....................      455      238     2,087       (42)      969
                               --------  -------  --------  --------  --------
  Income (loss) from
   continuing operations
   before income taxes........    5,601      953    15,035   (37,289)   12,169
  (Provision) benefit for in-
   come taxes.................   (2,300)    (382)   (6,034)   14,906    (4,993)
                               --------  -------  --------  --------  --------
  Income (loss) from continu-
   ing operations.............    3,301      571     9,001   (22,383)    7,176
  Income (loss) from discon-
   tinued operations, net of
   income taxes of $(151) and
   $(2) for the three months
   ended March 31, 1997 and
   1996 and $429, $3,620 and
   $890 for the three years
   ended December 31, 1996,
   respectively...............      216        2      (608)   (4,980)   (1,289)
                               --------  -------  --------  --------  --------
NET INCOME (LOSS)............. $  3,517  $   573  $  8,393  $(27,363) $  5,887
                               ========  =======  ========  ========  ========
Net Income (Loss) Per Share:
  Income (loss) per share from
   continuing operations...... $   0.11  $  0.02  $   0.30  $  (0.73) $   0.23
  Income (loss) per share from
   discontinued operations,
   net of the benefit of
   income taxes...............     0.01      --      (0.02)    (0.17)    (0.04)
                               --------  -------  --------  --------  --------
NET INCOME (LOSS) PER SHARE... $   0.12  $  0.02  $   0.28  $  (0.90) $   0.19
                               ========  =======  ========  ========  ========

 The accompanying notes are an integral part of these consolidated statements.

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                             AT DECEMBER 31,
                                               AT MARCH 31, ------------------
                                                   1997       1996      1995
                                               ------------ --------  --------
                                               (UNAUDITED)
                    ASSETS
  Cash and equivalents........................   $  4,692   $  5,975  $    895
  Investment securities held to maturity......      6,119      5,329     5,410
  Mortgage notes receivable and accrued inter-
   est........................................      3,647      3,741     3,203
  Other notes and accounts receivable, net....     11,056     11,073     8,821
  Inventories:
    Real estate in process of development and
     completed model homes....................    368,538    363,718   354,290
    Real estate held for sale.................      9,110      8,927    13,386
    Manufacturing.............................      1,469      1,432     1,332
  Property and equipment, at cost, net of
   accumulated depreciation and amortization
   of $6,850, $6,640 and $5,875, respectively.      5,922      6,041     6,263
  Investments in and advances to
   unconsolidated joint ventures..............      2,415        885     4,460
  Deferred income taxes.......................     16,481     16,481    17,605
  Deferred charges and other assets...........      6,302      6,504     6,859
                                                 --------   --------  --------
    Total assets..............................    435,751    430,106   422,524
                                                 --------   --------  --------
  Net assets of discontinued operations.......     21,124     21,002    23,223
                                                 --------   --------  --------
      Total Assets............................   $456,875   $451,108  $445,747
                                                 ========   ========  ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Unsecured notes payable.....................   $ 82,800   $ 57,300  $ 48,500
  Trust deed notes payable....................      2,944      4,467    14,854
  Accounts payable and accrued expenses.......     30,064     28,991    24,547
  10 1/2% senior notes due 2000...............     80,000    100,000   100,000
                                                 --------   --------  --------
    Total liabilities.........................    195,808    190,758   187,901
                                                 --------   --------  --------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 10,000,000
   shares authorized; none issued.............        --         --        --
  Common stock, $.01 par value; 100,000,000
   shares authorized; 29,389,181, 29,629,981
   and 30,060,281 shares outstanding at March
   31, 1997 and December 31, 1996 and 1995,
   respectively...............................        294        296       301
  Paid-in capital.............................    281,513    283,331   285,655
  Investment securities valuation adjustment..       (133)       (39)      (80)
  Accumulated deficit.........................    (20,607)   (23,238)  (28,030)
                                                 --------   --------  --------
  Total stockholders' equity..................    261,067    260,350   257,846
                                                 --------   --------  --------
      Total Liabilities and Stockholders' Eq-
       uity...................................   $456,875   $451,108  $445,747
                                                 ========   ========  ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

  FOR EACH OF THE THREE
YEARS IN THE PERIOD ENDED
DECEMBER 31, 1996 AND FOR              COMMON           INVESTMENT   RETAINED
           THE             NUMBER OF   STOCK            SECURITIES   EARNINGS
THREE MONTHS ENDED MARCH     COMMON     PAR   PAID-IN   VALUATION  (ACCUMULATED
        31, 1997             SHARES    VALUE  CAPITAL   ADJUSTMENT   DEFICIT)
-------------------------  ----------  ------ --------  ---------- ------------
BALANCE, DECEMBER 31,
 1993....................  30,605,921   $306  $289,311    $  --      $    778
Exercise of stock options
 and related income tax
 benefit.................      16,010    --        136       --           --
Cash dividends declared
 ($.12 per share)........         --     --        --        --        (3,675)
Change in investment
 securities valuation
 adjustment..............         --     --        --     (1,616)         --
Net income...............         --     --        --        --         5,887
                           ----------   ----  --------    ------     --------
BALANCE, DECEMBER 31,
 1994....................  30,621,931    306   289,447    (1,616)       2,990
Exercise of stock options
 and related income tax
 benefit.................       9,000    --         64       --           --
Repurchase of common
 shares..................    (570,650)    (5)   (3,856)      --           --
Cash dividends declared
 ($.12 per share)........         --     --        --        --        (3,657)
Change in investment
 securities valuation
 adjustment                       --     --        --      1,536          --
Net (loss)...............         --     --        --        --       (27,363)
                           ----------   ----  --------    ------     --------
BALANCE, DECEMBER 31,
 1995....................  30,060,281    301   285,655       (80)     (28,030)
Repurchase of common
 shares..................    (430,300)    (5)   (2,324)      --           --
Cash dividends declared
 ($.12 per share)........         --     --        --        --        (3,601)
Change in investment
 securities valuation
 adjustment..............         --     --        --         41          --
Net income...............         --     --        --        --         8,393
                           ----------   ----  --------    ------     --------
BALANCE, DECEMBER 31,
 1996....................  29,629,981    296   283,331       (39)     (23,238)
Exercise of stock options
 and related income tax
 benefits................      19,000    --        126       --           --
Repurchase of common
 shares..................    (259,800)    (2)   (1,944)      --           --
Cash dividends declared
 ($.03 per share)........         --     --        --        --          (886)
Change in investment
 securities valuation
 adjustment..............         --     --        --       (94)          --
Net income...............         --     --        --        --         3,517
                           ----------   ----  --------    ------     --------
BALANCE, MARCH 31, 1997
 (Unaudited).............  29,389,181   $294  $281,513    $ (133)    $(20,607)
                           ==========   ====  ========    ======     ========

 The accompanying notes are an integral part of these consolidated statements.

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                THREE MONTHS
                              ENDED MARCH 31,      YEAR ENDED DECEMBER 31,
                              -----------------  -----------------------------
                               1997      1996      1996      1995      1994
                              -------  --------  --------  --------  ---------
                                (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income (loss)...........  $ 3,517  $    573  $  8,393  $(27,363) $   5,887
Adjustments to reconcile net
 income (loss) to net cash
 provided by (used in)
 operating activities:
  Noncash charge for
   impairment of long-lived
   assets...................      --        --        --     46,491        --
  Depreciation and amortiza-
   tion.....................      238       161       891       550        782
  Amortization of deferred
   income and discounts.....       39        17        16       424        580
  Net (gain) loss on sale of
   investments, loans and
   REO......................     (356)      (91)     (697)    1,738        508
  Provision for loan losses.       15       --        465     3,354      2,475
  Changes in cash and equiv-
   alents due to:
    Inventories.............   (5,040)   (5,851)   (5,476)   52,984     21,648
    Receivables and accrued
     interest...............        2    (1,538)   (1,600)    6,763     (6,135)
    Investment in and
     advances to
     unconsolidated joint
     ventures ..............   (1,530)   (1,262)    3,576    (3,015)       717
    Accounts payable and
     accrued expenses.......      585    (5,493)    4,260    (4,378)     8,279
    Deferred income taxes...       86     1,675     3,368   (17,876)    (1,823)
    Other, net..............      508      (230)   (2,355)   (1,060)       433
                              -------  --------  --------  --------  ---------
Net cash provided by (used
 in) operating activities...  $(1,936) $(12,039) $ 10,841  $ 58,612  $  33,351
                              -------  --------  --------  --------  ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
Proceeds from the sale of
 investments and principal
 repayments.................  $12,537  $  6,147  $ 33,047  $ 69,134  $  38,066
Net sales from real estate
 owned......................    1,981       993     5,088     3,358      1,630
Net (additions to) retire-
 ments from property and
 equipment..................      (85)      (36)     (622)     (227)      (402)
Purchases of investment se-
 curities...................  (14,748)  (11,622)  (46,653)  (11,254)   (54,967)
Sales (purchases) of FHLB
 stock......................      --        --        --      1,975     (1,776)
New loan fundings and loan
 purchases..................      --        --     (2,436)  (17,875)  (186,080)
Loan sales and principal re-
 payments from loans........   12,860    14,500    68,268    48,140    136,514
                              -------  --------  --------  --------  ---------
Net cash provided by (used
 in) investing activities...  $12,545  $  9,982  $ 56,692  $ 93,251  $ (67,015)
                              -------  --------  --------  --------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

                                THREE MONTHS
                              ENDED MARCH 31,      YEAR ENDED DECEMBER 31,
                              -----------------  ------------------------------
                               1997      1996      1996      1995       1994
                              -------  --------  --------  ---------  ---------
                                 (UNAUDITED)
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Net proceeds from (payments
 on) bank lines of credit
 and term loans.............  $25,500  $ 18,000  $  8,800  $ (37,750) $ (21,500)
Proceeds from deposits to
 savings accounts...........   65,634    74,651   274,382    305,466    566,688
Payments on savings account
 withdrawals................  (68,266)  (83,090) (303,508)  (340,144)  (584,521)
Interest credited to savings
 accounts...................      987     1,661     4,397      4,056      3,765
Proceeds from FHLB advances.      --        --     18,000    111,000    365,000
Repayment of FHLB advances..  (14,000)  (14,000)  (59,000)  (121,300)  (305,750)
Principal payments on bonds,
 debentures and trust deed
 notes payable..............  (21,523)   (2,227)  (11,021)   (12,885)   (12,964)
Dividends...................     (886)     (902)   (3,601)    (3,657)    (3,675)
Net change in securities
 sold subject to agreements
 to repurchase..............    5,085   (15,016)  (15,016)   (31,759)    26,737
Repurchase of common shares.   (1,946)      --     (2,329)    (3,861)       --
Proceeds from exercise of
 stock options..............      126       --        --          64        136
                              -------  --------  --------  ---------  ---------
Net cash provided by (used
 in) financing activities...  $(9,289) $(20,923) $(88,896) $(130,770) $  33,916
                              -------  --------  --------  ---------  ---------
Net increase (decrease) in
 cash and equivalents.......  $ 1,320  $(22,980) $(21,363) $  21,093  $     252
Cash and equivalents at be-
 ginning of period..........   16,234    37,597    37,597     16,504     16,252
                              -------  --------  --------  ---------  ---------
Cash and equivalents at end
 of period..................  $17,554  $ 14,617  $ 16,234  $  37,597  $  16,504
                              =======  ========  ========  =========  =========
SUMMARY OF CASH BALANCES:
Homebuilding, corporate and
 manufacturing..............  $ 4,692  $  3,557  $  5,975  $     895  $   1,838
Savings and loan............   12,862    11,060    10,259     36,702     14,666
                              -------  --------  --------  ---------  ---------
                              $17,554  $ 14,617  $ 16,234  $  37,597  $  16,504
                              =======  ========  ========  =========  =========
SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:
  Cash paid during the year
   for:
    Interest................  $ 7,877  $  9,793  $ 36,081  $  42,554  $  39,904
    Income taxes............       36        94     1,477        530      5,792
SUPPLEMENTAL DISCLOSURES OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES :
  Land acquisitions financed
   by purchase money trust
   deeds....................  $   --   $    --   $    635  $   9,444  $  12,064
  Change in unrealized
   losses on investment
   securities available for
   sale, net of deferred
   taxes                           94        51        41      1,537    (1,616)
  Loans receivable fore-
   closed on, net...........       10     1,239     3,778      4,106      3,990
  Reclass of mortgage backed
   securities held to matu-
   rity to investment secu-
   rities available for
   sale.....................      --        --        --      48,880        --

 The accompanying notes are an integral part of these consolidated statements.

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (DOLLARS PRESENTED IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. COMPANY ORGANIZATION AND OPERATIONS

  Standard Pacific Corp., a Delaware corporation (hereinafter referred to as the "Company"), is a regional builder of single-family homes with operations throughout the major metropolitan areas of California and Texas. Approximately 79 percent of the Company's home deliveries (including the unconsolidated joint ventures) were in California for the year ended December 31, 1996. There have been periods of time in California where economic growth has slowed and the average sales price of homes in certain areas in California in which the Company does business have declined. There can be no assurance that home sales prices will not decline further in the future.

  The Company's business is affected by national, world and local economic conditions and events and the effect such conditions and events have on the markets it serves in California and Texas and in particular by the level of mortgage interest rates and consumer confidence in those regions. The Company cannot predict whether interest rates will be at levels attractive to prospective homebuyers. If interest rates increase, and in particular mortgage interest rates, the Company's operating results could be adversely impacted.

  The Company also has an office furniture manufacturing subsidiary, Panel Concepts, Inc. which is a wholly-owned subsidiary. The consolidated financial statements also include Standard Pacific Savings, F.A. ("Savings"), a federally chartered savings and loan institution which has been treated as a discontinued operation (See Note 12).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--HOMEBUILDING, CORPORATE AND MANUFACTURING

 a. Basis of Presentation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated joint ventures in which the Company has less than a controlling interest are accounted for using the equity method.

  In the opinion of management, the consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of March 31, 1997, and its results of operations and cash flows for the three month periods ended March 31, 1997 and 1996.

 b. Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

   (DOLLARS PRESENTED IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


 c. Cash and Equivalents

  For purposes of the consolidated statements of cash flows, cash and equivalents include cash on hand, demand deposits, and for Savings, amounts due from banks, federal funds sold and overnight deposits and all highly liquid short-term investments, including interest bearing securities purchased with a remaining maturity of three months or less.

 d. Investment Securities

  Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" requires the Company to carry the portion of their investments in debt and equity securities they do not intend to hold to maturity at their market values. Securities classified as available-for-sale will be carried at their market values with changes in the market values recorded as a separate component of stockholders' equity, net of the income tax effect; securities classified as trading securities will be carried at their market values with changes in the market values recorded as a component of income, and; securities classified as held-to-maturity will be recorded at amortized cost.

 e. Real Estate and Manufacturing Inventories

  For real estate under development the Company capitalizes direct carrying costs, including interest, property taxes and related development costs. Field construction supervision and related direct overhead and certain selling costs are also included in the capitalized cost of real estate inventories. General and administrative costs are expensed as incurred.

  Prior to December 31, 1995, each real estate project was carried at the lower of its cost or its estimated net realizable value. Estimated net realizable value was deemed to be the undiscounted estimated future cash flows from the project, including relevant carrying costs such as interest. Effective December 31, 1995, the Company adopted the provisions of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" (FAS 121). FAS 121 changed the method of valuing long-lived assets, including real estate inventories, whereby long-lived assets that are expected to be held and used in operations are to be carried at the lower of cost or, if impaired, the fair value of the asset, rather than the net realizable value. Long-lived assets to be disposed of should be reported at the lower of carrying amount or fair value less cost to sell. In evaluating long-lived assets held for use, an impairment loss is recognized if the sum of the expected future cash flows (undiscounted and without interest charge) is less than the carrying amount of the asset. Once a determination has been made that an impairment loss should be recognized for real estate inventories expected to be held and used, various assumptions and estimates are used to determine fair value including, among others, estimated costs of construction, development and marketing, sales absorption rates, anticipated sales prices and carrying costs. The calculation of the impairment loss is based on estimated future cash flows which are calculated to include an appropriate return and interest. The estimates used to determine the impairment adjustment could change in the near term as the economy in the Company's key areas change.

  The effect of the adoption of FAS 121, plus the effects of continued adverse trends experienced during 1995 in certain of the geographic markets in which the Company operates, on the values of certain of the Company's land holdings, particularly in San Diego county, resulted in a pretax noncash charge of $46.5 million for the year ended December 31, 1995. These adverse developments included, among other things, record high foreclosure rates, declines in median home prices and continued anemic economic recovery.

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

   (DOLLARS PRESENTED IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  Manufacturing inventories are stated at the lower of cost (first-in, first-out) or market. Cost includes materials, labor and manufacturing overhead.

 f. Capitalization of Interest

  The Company follows the practice of capitalizing interest on real estate inventories during the period of development. Interest capitalized as a cost of real estate under development is included in cost of sales as related units are sold. The following is a summary of interest capitalized and expensed for the following periods:

                                       THREE MONTHS
                                      ENDED MARCH 31, YEAR ENDED DECEMBER 31,
                                      --------------- --------------------------
     CORPORATE AND HOMEBUILDING
             OPERATIONS                1997    1996    1996    1995       1994
     --------------------------       ------- ------- ------- -------    -------
Total interest incurred during the
 period.............................  $ 4,013 $ 4,839 $16,687 $19,200    $19,600
Less: Interest capitalized as a cost
 of real estate under development...    2,540   3,183   9,545  17,340     19,600
                                      ------- ------- ------- -------    -------
Interest expense....................  $ 1,473 $ 1,656 $ 7,142 $ 1,860    $   --
                                      ======= ======= ======= =======    =======
Interest previously capitalized as a
 cost of real estate under
 development, included in
 homebuilding cost of sales.........  $ 4,484 $ 3,078 $16,920 $27,638(1) $33,069
                                      ======= ======= ======= =======    =======
Capitalized interest in ending in-
 ventories..........................  $23,198 $32,622 $25,142 $32,517    $54,373
                                      ======= ======= ======= =======    =======

--------
(1) Excludes $11.6 million of interest included in the FAS 121 adjustment.

 g. Property and Equipment

  Property and equipment is recorded at cost. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the assets.

 h. Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires a liability approach for measuring deferred taxes based on temporary differences between the financial statement and tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for years in which taxes are expected to be paid or recovered.

 i. Warranty Costs

  Estimated future warranty costs are charged to cost of sales in the period when the revenues from home closings are recognized.

 j. Revenue Recognition

  Sales of residential housing are recorded after construction is completed, required down payments are received and title passes. Manufacturing sales are recorded as of the date shipments are made to customers.

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

   (DOLLARS PRESENTED IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


 k. Earnings Per Share

  Earnings per share, representing primary and fully diluted amounts (which are not materially different), are based on the weighted average number of common and equivalent shares outstanding during the year. Equivalent shares were determined by using the treasury stock method, which assumes that all dilutive securities were exercised and that the proceeds received were applied to repurchase outstanding shares at the average market prices during each year. The weighted average number of common and equivalent shares amounted to 29,705,032 and 30,064,232 for the three month periods ended March 31, 1997 and 1996, respectively, and 30,011,595, 30,488,676 and 30,674,349 for the three years ended December 31, 1996, respectively. Equivalents were anti-dilutive for the year ended December 31, 1995.

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," which is required to be adopted by the Company on December 31, 1997. At that time, the Company will be required to change the method used to compute earnings per share and to restate all prior periods presented. Under the new requirements, primary earnings per share will be replaced with basic earnings per share. Basic earnings per share excludes the dilutive effect of common stock equivalents, including stock options. Had earnings per share been calculated under the provisions of the new standard, both basic and diluted earnings per share would be the same as net income
(loss) per share as reflected in the accompanying consolidated statements of operations for all periods presented.

 l. Stock-Based Compensation

  The Company accounts for its stock-based compensation plan using the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25).

  In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123). Under the provisions of FAS 123, companies can elect to account for stock-based compensation plans using a fair-value-based method or continue measuring compensation expense for those plans using the intrinsic value method prescribed in APB 25. FAS 123 requires that companies electing to continue using the intrinsic value method must make pro forma disclosures of net income and earnings per share as if the fair-value-based method of accounting had been applied.

  Effective December 31, 1996, the Company adopted FAS 123 for financial statement disclosure purposes only and accordingly, the adoption had no impact on the Company's results of operations or financial position for the year then ended.

 m. Reclassifications

  Effective January 1, 1997, the Company changed its presentation of selling costs in its consolidated statements of operations whereby selling costs are now combined with general and administrative expenses. This presentation is consistent with industry practice. Previously, the Company included these costs as a component of cost of sales. The Company reclassified the prior period amounts to conform with the 1997 presentation.

  Additionally, certain other items in prior period financial statements have been reclassified to conform with current year presentation.

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

   (DOLLARS PRESENTED IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


3. INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

  Summarized financial information related to the Company's two joint ventures accounted for by the equity method are as follows:

                                                                AT DECEMBER 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
   Assets:
     Cash...................................................... $   545 $ 1,583
     Real estate in process of development and completed model
      homes....................................................   9,809  12,692
     Other assets..............................................   3,355     401
                                                                ------- -------
                                                                $13,709 $14,676
                                                                ======= =======
   Liabilities and Equity:
     Accounts payable and accrued expenses..................... $ 3,409 $   941
     Construction loans payable................................   7,153     --
     Equity....................................................   3,147  13,735
                                                                ------- -------
                                                                $13,709 $14,676
                                                                ======= =======

  The Company's share of equity shown above is $843,000 and $4.6 million at December 31, 1996 and 1995, respectively.

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
   Revenues............................................ $32,168 $46,166 $30,558
   Cost of revenues....................................  23,817  32,881  22,608
                                                        ------- ------- -------
   Net earnings of joint ventures...................... $ 8,351 $13,285 $ 7,950
                                                        ======= ======= =======

  Generally, the Company's share of earnings in the two joint ventures detailed above is 50 percent.

  Additionally, the Company is party to a joint venture whose sole purpose is to develop finished lots whereby the Company will purchase the lots from the joint venture to construct homes thereon. The Company does not anticipate recording any income or loss from this joint venture and accordingly, the tables above do not reflect the results of operations or financial condition of this particular joint venture.

4. UNSECURED NOTES PAYABLE AND TRUST DEED NOTES PAYABLE

 a. Notes Payable to Banks

  In December 1996, the Company completed a syndication of its principal revolving credit facility whereby the total unsecured commitment was increased to $200 million and additional lenders were added to the facility. In connection with the syndication the Company combined its separate bank revolver and term loan facilities into a single larger facility. The facility has a current maturity date of July 31, 1999. The facility includes covenants which require, among other things, the maintenance of certain amounts of tangible stockholders' equity, as defined, and the maintenance of debt-to-equity ratios, as defined. The facility also contains provisions which may, in certain circumstances, limit the amount the Company may borrow under the credit facility. At December 31, 1996, the Company had

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

   (DOLLARS PRESENTED IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

borrowings of $57.3 million outstanding under this revolving credit arrangement and had approximately $140 million of additional borrowing capacity available under the provisions of the agreement. Interest rates charged under this facility primarily include IBOR and prime rate pricing options. In addition to fees charged on the commitment and unused portion of the facility, this line of credit facility also requires the Company to maintain a compensating balance of one percent of a portion of the commitment amount or pay certain fees in lieu of the compensating balance.

  In conjunction with the syndication discussed above, the Company repaid in full the principal balances on two separate bank term loans in the fourth quarter of 1996.

  As of December 31, 1996, and throughout the year, the Company was in compliance with the covenants of its lending agreements.

 b. Trust Deed Notes Payable

  At December 31, 1996 and 1995, trust deed notes payable primarily consist of trust deeds on land purchases.

 c. Borrowings and Maturities

  The following summarizes the borrowings during the three years ended December 31, 1996 for the unsecured notes payable and trust deed notes payable:

                                                    1996      1995      1994
                                                   -------  --------  --------
   Maximum borrowings outstanding during year at
    month end..................................... $91,299  $101,947  $137,730
   Average outstanding balance during the year.... $78,552  $ 86,377  $119,988
   Weighted average interest rate for the year....     6.8%      7.5%      6.6%
   Weighted average interest rate on borrowings
    outstanding at year end.......................     7.1%      6.8%      7.7%

  Maturities of the trust deed notes payable and the 10 1/2% Senior Notes (see
Note 5 below) are as follows:

   YEAR ENDED DECEMBER 31,
   -----------------------
      1997............................................................. $ 24,467
      1998.............................................................   20,000
      1999.............................................................   20,000
      2000.............................................................   40,000
                                                                        --------
                                                                        $104,467
                                                                        ========

5. 10 1/2% SENIOR NOTES DUE 2000

  In 1993, the Company issued $100 million principal amount of its 10 1/2% Senior Notes due March 1, 2000 (the "Notes"). Interest is due and payable on March 1 and September 1 of each year. The Notes are not redeemable at the option of the Company prior to maturity. The Company is required to make annual mandatory sinking fund payments sufficient to retire 20 percent of the original aggregate principal amount of the Notes ($20 million per year) commencing on March 1, 1997, at a redemption price of 100 percent of the principal amount, with the balance of the Notes ($40 million) retired on March 1, 2000.

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

   (DOLLARS PRESENTED IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  The Notes are senior unsecured obligations of the Company. The Company will be obligated to make an offer to purchase a portion of the Notes in the event of the Company's failure to maintain a minimum consolidated net worth, as defined, and under certain other circumstances. In addition, the Notes contain other restrictive covenants which, among other things, impose certain limitations on the ability of the Company to (i) incur additional indebtedness, (ii) create liens, (iii) make restricted payments, as defined, and (iv) sell assets. As of December 31, 1996, the Company was in compliance with the covenants.

6. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate:

    Cash and Equivalents--The carrying amount is a reasonable estimate of fair value. These assets primarily consist of short term investments and demand deposits.

    Investment Securities Held to Maturity--These investments consist primarily of U.S. government and corporate debt securities which are publicly traded. The fair value of these issues is based on their quoted market prices at year end.

    Revolving Credit Facilities--The carrying amounts of the revolving credit obligations approximate market value because of the frequency of repricing the borrowings (usually at 14 to 90 day maturities).

    Term Loans Payable--For 1995, these notes payable were set to mature at various dates, however, borrowings typically reprice every three months or less. Consequently, the carrying value approximated market value for 1995. These term loans were paid off during 1996, therefore, no balance is reflected as of the year ended December 31, 1996.

    Trust Deed Notes Payable--These notes are primarily for purchase money deeds of trust on land acquired. These notes generally have maturities ranging from one to two years. The rates of interest paid on these notes approximate the current rates available for secured real estate financing with similar terms and maturities.

    10 1/2 Percent Senior Notes Due 2000--This issue is publicly traded on the New York Stock Exchange. Consequently, the fair value of this issue is based on its quoted market price at year end.

  The estimated fair values of the Company's financial instruments are as follows:

                                                      AT DECEMBER 31,
                                            -----------------------------------
                                                  1996              1995
                                            ----------------- -----------------
                                            CARRYING   FAIR   CARRYING   FAIR
                                             AMOUNT   VALUE    AMOUNT   VALUE
                                            -------- -------- -------- --------
   Financial Assets:
     Cash and equivalents.................. $  5,975 $  5,975 $    895 $    895
     Investment securities held to maturi-
      ty...................................    5,329    5,379    5,410    5,457
   Financial Liabilities:
     Revolving credit facilities........... $ 57,300 $ 57,300 $  7,500 $  7,500
     Term loans payable....................      --       --    41,000   41,000
     Trust deed notes payable..............    4,467    4,467   14,854   14,854
     10 1/2 percent senior notes due 2000..  100,000  103,375  100,000  103,125

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

   (DOLLARS PRESENTED IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


7. COMMITMENTS AND CONTINGENCIES

  The Company leases office facilities under noncancelable operating leases. Generally, the Company is required to pay taxes and insurance and maintain the assets under such operating leases. Future minimum rental payments on operating leases having an initial term in excess of one year as of December 31, 1996 are as follows:

      1997.............................................................. $1,452
      1998..............................................................  1,312
      1999..............................................................    887
      2000..............................................................    473
      2001..............................................................    354
      Thereafter........................................................     78
                                                                         ------
        Subtotal........................................................  4,556
      Less--Sublease income.............................................   (481)
                                                                         ------
        Net rental obligations.......................................... $4,075
                                                                         ======

  Rent expense under noncancelable operating leases for the three years ended December 31, 1996 was approximately $1.4 million, $1.4 million and $1.3 million, respectively.

  The Company and certain of its subsidiaries are parties to claims and litigation proceedings arising in the normal course of business. Although the legal responsibility and financial impact with respect to such claims and litigation cannot presently be ascertained, the Company does not believe that these matters will result in the payment by the Company of monetary damages, net of any applicable insurance proceeds, that, in the aggregate, would be material in relation to the consolidated financial position of the Company. It is reasonably possible that the reserves provided for by the Company with respect to such claims and litigation could change in the near term.

8. INCOME TAXES

  The Company's provision (benefit) for income taxes includes the following components:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1996    1995     1994
                                                       ------ --------  -------
   Current:
     Federal.......................................... $1,394 $  3,285  $ 5,988
     State............................................    418      991    1,787
                                                       ------ --------  -------
                                                        1,812    4,276    7,775
                                                       ------ --------  -------
   Deferred:
     Federal..........................................  3,254  (14,731)  (2,138)
     State............................................    968   (4,451)    (644)
                                                       ------ --------  -------
                                                        4,222  (19,182)  (2,782)
                                                       ------ --------  -------
   Total Provision (Benefit).......................... $6,034 $(14,906) $ 4,993
                                                       ====== ========  =======

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

   (DOLLARS PRESENTED IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  The deferred income tax provision resulted from the following temporary differences in the recognition of revenues and expenses for income tax and financial reporting purposes:

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1996     1995     1994
                                                     ------  --------  -------
   Inventory adjustments............................ $4,792  $(18,966) $(2,024)
   Financial accruals...............................   (720)     (638)  (1,040)
   Decrease in operating loss carry forward.........    --        --       754
   Other............................................    150       422     (472)
                                                     ------  --------  -------
                                                     $4,222  $(19,182) $(2,782)
                                                     ======  ========  =======

  The components of the Company's deferred income tax asset (liability) as of December 31, 1996 and 1995 are as follows:

                                                                  1996    1995
                                                                 ------- -------
   Inventory adjustments........................................ $12,093 $13,968
   Financial accruals...........................................   4,144   3,478
   Other........................................................     244     159
                                                                 ------- -------
                                                                 $16,481 $17,605
                                                                 ======= =======

  At December 31, 1996, the Company has recorded a consolidated deferred tax asset of approximately $18.1 million reflecting the benefit created primarily as a result of the $46.5 million noncash charge taken during 1995 related to the impairment of long-lived assets. A significant portion of this asset's realization is dependent upon the Company's ability to generate sufficient taxable income in future years. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced or if tax rates are lowered.

  The effective tax rate differs from the Federal statutory rate of 34 percent due to the following items:

                                                   YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                    1996      1995      1994
                                                   -------  --------   -------
   Financial income (loss) before income taxes.... $15,035  $(37,289)  $12,169
                                                   =======  ========   =======
   Provision (benefit) for income taxes at statu-
    tory rate..................................... $ 5,112  $(12,678)  $ 4,137
   Increases (decreases) in tax resulting from:
     State income taxes, net......................     923    (2,288)      747
     Other........................................      (1)       60       109
                                                   -------  --------   -------
   Provision (benefit) for income taxes........... $ 6,034  $(14,906)  $ 4,993
                                                   =======  ========   =======
   Effective tax (benefit) rate...................    40.1%    (40.0)%    41.0%
                                                   =======  ========   =======

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

   (DOLLARS PRESENTED IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


9. STOCK OPTION PLAN

  In 1991, the Company adopted the 1991 Employee Stock Incentive Plan (the "Plan") pursuant to which officers, directors and employees of the Company are eligible to receive options to purchase common stock of the Company. Under the Plan the maximum number of shares of Company stock that may be issued pursuant to awards granted is one million. On May 13, 1997, the shareholders of the Company approved the 1997 Stock Incentive Plan (the "1997 Plan"). Under the 1997 Plan, the maximum number of shares of Company stock that may be issued is two million.

  Options are typically granted to purchase shares at prices equal to the fair market value of the shares at the date of grant. The options typically vest over a one to five year period and are generally exercisable at various dates over one to 10 year periods. When the options are exercised, the proceeds are credited to equity along with the related income tax benefits, if any.

  The following is a summary of the transactions relating to the Plan for the years ended December 31, 1996, 1995 and 1994:

                               1996               1995              1994
                         ------------------ ----------------- -----------------
                                   WEIGHTED          WEIGHTED          WEIGHTED
                                   AVERAGE           AVERAGE           AVERAGE
                                   EXERCISE          EXERCISE          EXERCISE
                         OPTIONS    PRICE   OPTIONS   PRICE   OPTIONS   PRICE
                         --------  -------- -------  -------- -------  --------
Options, beginning of
 year...................  721,590   $9.73   771,990   $9.80   835,250   $ 9.73
Granted.................  365,000    6.35    20,000    5.75    50,000    11.38
Exercised...............      --      --     (9,000)   6.88   (16,010)    7.65
Canceled................ (158,000)   9.48   (61,400)   9.76   (97,250)   10.44
                         --------   -----   -------   -----   -------   ------
Outstanding, end of
 year...................  928,590   $6.30   721,590   $9.73   771,990   $ 9.80
                         ========   =====   =======   =====   =======   ======
Options exercisable at
 end of year............  588,590           671,590           517,840
                         ========           =======           =======
Options available for
 future grant...........    7,775           214,775           173,375
                         ========           =======           =======

  During the fourth quarter of 1996 the Company repriced 326,100 options which were previously granted to nonexecutive employees. The new price represents the fair market value of the shares at the date of repricing. Additionally, the weighted average exercise price for all options outstanding as of December 31, 1996 reflects the repriced options at their new exercise price.

  The following information is provided pursuant to the requirements of FAS
123.

  The fair value of each option granted during 1996 is estimated using the Black--Scholes option-pricing model on the date of grant using the following weighted average assumptions:

                                                                1996     1995
                                                               -------  -------
   Dividend yield.............................................     2.0%     2.1%
   Expected volatility........................................   46.30%   53.46%
   Risk-free interest rate....................................    6.12%    6.70%
   Expected life.............................................. 5 years  5 years

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

   (DOLLARS PRESENTED IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


  The 928,590 options outstanding as of December 31, 1996 have exercise prices between $5.38 and $13.75, with a weighted average exercise price of $6.30 and a weighted average remaining contractual life of 6.85 years. As of December 31, 1996, 588,590 of these options are exercisable with a weighted average exercise price of $6.27.

  During the years ended December 31, 1996 and 1995, no compensation expense was recognized related to the stock options granted, however, had compensation cost been determined consistent with FAS 123 for the Company's 1996 and 1995 grants for its stock-based compensation plan, the Company's net income (loss), and net income (loss) per common and equivalent share for the years ended December 31, 1996 and 1995 would approximate the pro forma amounts below:

                                              YEAR ENDED DECEMBER 31,
                                    -------------------------------------------
                                            1996                  1995
                                    --------------------- ---------------------
                                    AS REPORTED PRO FORMA AS REPORTED PRO FORMA
                                    ----------- --------- ----------- ---------
   Net income (loss)...............   $8,393     $7,619    $(27,363)  $(27,394)
   Net income (loss) per common
    share..........................   $  .28     $  .25    $   (.90)  $   (.90)

  The effects of applying FAS 123 in this pro forma disclosure are not indicative of future amounts.

10. STOCKHOLDER RIGHTS PLAN AND COMMON STOCK REPURCHASE PLAN

  In connection with the Merger, the Company adopted a stockholder rights agreement (the "Agreement"). Under the Agreement, one right will be granted for each share of the Company's outstanding common stock. Each right entitles the holder, in certain takeover situations, as defined, and after paying the exercise price (currently $40), to purchase Company common stock having a market value equal to two times the exercise price. Also, if the Company is merged into another corporation, or if 50 percent or more of the Company's assets are sold, the rightholders may be entitled, upon payment of the exercise price, to buy common shares of the acquiring corporation at a 50 percent discount from the then current market value. In either situation, these rights are not available to the acquiring party. However, these exercise features will not be activated if the acquiring party makes an offer to acquire all of the Company's outstanding shares at a price which is judged by the Board of Directors to be fair to all Company stockholders. The rights may be redeemed by the Company under certain circumstances at the rate of $.01 per right. The rights will expire on December 31, 2001, unless earlier redeemed or exchanged.

  In July 1995, the Board of Directors of the Company authorized the repurchase of up to $10 million of the Company's common stock. In January 1997 the Board increased the repurchase limit to $20 million. For the year ended December 31, 1996, the Company repurchased 430,300 shares of its common stock for an aggregate price of $2.3 million. In connection with the common stock repurchase plan, the Company has repurchased an aggregate amount of approximately $6.2 million through the year ended December 31, 1996.

11. INDUSTRY SEGMENT INFORMATION

  Included as an integral part of these Consolidated Financial Statements is the Selected Financial Information and the Selected Balance Sheet Information tables contained in Management's Discussion and Analysis of Financial Condition and Results of Operations in the accompanying Prospectus Supplement for the Company's significant operating segments: residential housing and corporate and manufacturing. Capital expenditures and depreciation and amortization expenses during 1996, 1995 and 1994 were not material.

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

   (DOLLARS PRESENTED IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


12. DISCONTINUED OPERATIONS

  The Company's Board of Directors adopted a plan of disposition for the Company's savings and loan subsidiary in May 1997. Pursuant to the plan, the Company has entered into a definitive agreement to sell substantially all of Savings' mortgage loan portfolio and has entered into a non-binding letter of intent to sell the remainder of Savings' business, including Savings' charter. The letter of intent is subject to the completion of the due diligence on behalf of the purchaser, completion of a definitive sale agreement and approval of the transaction by the Office of Thrift Supervision. The proceeds from the sale of the mortgages will be used first to pay off substantially all of the outstanding balance of Federal Home Loan Bank advances with the remaining amount to be temporarily invested until the savings deposits are sold along with Savings' remaining assets. Savings has been accounted for as a discontinued operation and the results of its operations have been segregated in the accompanying consolidated statements of operations. Management currently estimates that both the disposition of Savings under the plan and the operating results of Savings for the period through the disposition will not result in a significant gain or loss to the Company.

  As a consequence of the decision to dispose of Savings the assets and liabilities of this discontinued operation have been classified in the consolidated balance sheets as "Net assets of discontinued operations." Discontinued operations have not been segregated in the consolidated statements of cash flows. The notes to consolidated financial statements have been revised, as necessary, to reflect the change in reporting due to discontinued operations.

  Interest income from these discontinued operations were $20,072,000, $25,805,000 and $25,863,000 for the years ended December 31, 1996, 1995 and
1994, respectively, and $4,514,000 and $5,312,000 for the three month periods ended March 31, 1997 and 1996, respectively.

  The components of net assets of discontinued operations included in the consolidated balance sheets at December 31, 1996 and 1995, and March 31, 1997, are as follows:

                                                               AT DECEMBER 31,
                                                 AT MARCH 31, -----------------
                                                     1997       1996     1995
                                                 ------------ -------- --------
                                                     (DOLLARS IN THOUSANDS)
ASSETS
Cash and equivalents............................   $ 12,862   $ 10,259 $ 36,702
Investment securities available for sale........     43,686     42,401   28,635
Mortgage notes receivable and accrued interest,
 net............................................    186,384    199,135  269,128
Property and equipment, at cost, net of
 accumulated depreciation of $869 and $976,
 respectively...................................        191        227      266
Real estate acquired in settlement of loans,
 net............................................        376      2,079    2,704
Deferred income taxes...........................      1,495      1,581    3,825
Investment in FHLB stock........................      8,087      7,958    7,500
Other assets....................................      1,266      1,633    1,894
                                                   --------   -------- --------
  Total assets--savings and loan................   $254,347   $265,273 $350,654
                                                   --------   -------- --------
LIABILITIES
Savings accounts................................   $131,168   $132,813 $157,542
FHLB advances...................................     95,000    109,000  150,000
Securities sold subject to agreements to
 purchase.......................................      5,085         --   15,016
Accounts payable and accrued expenses...........      1,970      2,458    4,873
                                                   --------   -------- --------
  Total liabilities--savings and loan...........    233,223    244,271  327,431
                                                   --------   -------- --------
Net assets of discontinued operations...........   $ 21,124   $ 21,002 $ 22,223
                                                   ========   ======== ========

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

    (DOLLARS PRESENTED IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


13. RESULTS OF QUARTERLY OPERATIONS (UNAUDITED)

                               FIRST    SECOND    THIRD     FOURTH
                              QUARTER  QUARTER   QUARTER   QUARTER     TOTAL
                              -------  --------  --------  --------  ---------
1996:
  Sales and revenues......... $65,581  $107,156  $109,828  $136,609  $ 419,174
  Income from continuing
   operations before taxes...     953     3,682     4,566     5,834     15,035
  Income (loss) from
   discontinued operations,
   net of income taxes.......       2        13      (728)      105       (608)
  Net income................. $   573  $  2,211  $  2,025  $  3,584  $   8,393
                              =======  ========  ========  ========  =========
  Income (loss) per share
   from continuing
   operations................ $  0.02  $   0.07  $   0.09  $   0.12  $    0.30
  Income (loss) per share
   from discontinued
   operations, net of the
   effect of income taxes....     --        --      (0.02)      --       (0.02)
                              -------  --------  --------  --------  ---------
  Net income per share....... $  0.02  $   0.07  $   0.07  $   0.12  $    0.28
                              =======  ========  ========  ========  =========
1995:
  Sales and revenues......... $70,498  $ 83,310  $103,206  $104,426  $ 361,440
  Income from continuing
   operations before taxes...   2,287     2,692     2,389   (44,657)   (37,289)
  (Loss) from discontinued
   operations, net of income
   taxes.....................    (235)     (370)   (1,906)   (2,469)    (4,980)
  Net income................. $ 1,101  $  1,212  $   (476) $(29,200) $( 27,363)
                              =======  ========  ========  ========  =========
  Income (loss) per share
   from continuing
   operations................ $  0.05  $   0.05  $   0.05  $  (0.88) $   (0.73)
  (Loss) per share from
   discontinued operations,
   net of the effect of
   income taxes..............   (0.01)    (0.01)    (0.07)    (0.08)     (0.17)
                              -------  --------  --------  --------  ---------
  Net income (loss) per
   share..................... $  0.04  $   0.04  $  (0.02) $  (0.96) $   (0.90)
                              =======  ========  ========  ========  =========